EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the following Registration Statements:
(1)Registration Statement (Form S-8 No. 333-205942) pertaining to the 2014 Equity Incentive Plan and 2015 Equity Incentive Plan;
(2)Registration Statement (Form S-8 No. 333-233082) pertaining to the 2015 Equity Incentive Plan as Amended and Restated;
(3)Registration Statement (Form S-8 No. 333-243725) pertaining to the 2015 Equity Incentive Plan as Amended and Restated;
(4)Registration Statement (Post-Effective Amendment No. 1 on Form S-8 to Form S-4 No. 333-252232) for the registration of common stock reserved for issuance pursuant to the Amended and Restated ImmunityBio, Inc. 2015 Stock Incentive Plan;
(5)Registration Statement (Form S-3 No. 333-255699) of ImmunityBio, Inc. for the registration of common stock, preferred stock, debt securities, warrants and units, as amended by Post-Effective Amendment No. 1 on Form S-3, Post-Effective Amendment No. 2 on Form S-3, and Post-Effective Amendment No. 3 on Form S-3;
(6)Registration Statement (Form S-8 No. 333-265599) pertaining to the 2015 Equity Incentive Plan, as Amended; and
(7)Registration Statement (Form S-3 No. 333-269608) of ImmunityBio, Inc. for the registration of common stock, preferred stock, debt securities, depositary shares, warrants, subscription rights, purchase contracts, and units.
of our report dated March 19, 2024, with respect to the consolidated financial statements of ImmunityBio, Inc. and Subsidiaries included in this Annual Report (Form 10-K) for the year ended December 31, 2023.
/s/ Ernst & Young LLP
Los Angeles, California
March 19, 2024